$1,750,000

ADIT RESOURCES CORP.

CONVERTIBLE NOTE

Adit Resources Corp., (the "Company"), for value received, hereby promises to pay to Tara Minerals Corp. (TMC”), the principal sum of $1,750,000 on March 31, 2014, at the office TMC in such coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts, and to pay interest on said principal sum at the rate of 6% per annum.

At the option of the holder hereof, this Note or any portion hereof may, before the close of business on March 31, 2014, be converted at the principal amount hereof, or of such portion hereof, plus any accrued interest, into fully paid and nonassessable shares of the Common Stock of the Company at the conversion price of $0.75 per share, upon surrender of this Note to the Company at its office accompanied by written notice of election to convert, duly executed by the holder or by its duly authorized attorney.  No fractional shares or script will be issued upon any conversion, but an adjustment in cash will be made, in respect of any fraction of a share which would otherwise be issuable upon the surrender of this Note or a portion hereof for conversion.

The conversion price will be subject to adjustment in certain events, including (i) dividends (and other distributions) payable in Common Stock on any class of capital stock of the Company, including the Common Stock, (ii) the issuance to all holders of Common Stock of rights or warrants entitling them (for a period of 60 days) to subscribe for or purchase Common Stock at less than the current market price, (iii) subdivisions, combinations and reclassifications of Common Stock, and (iv) distributions to all holders of Common Stock of any of the Company's assets or debt securities or any rights or warrants to purchase securities of the Company.

This Note may be prepaid at any time, at the option of the Company, in whole or in part, from time to time and upon notice given not less than 30 days before the date fixed for prepayment and mailed to the holder at the address shown on the Company’s records.

Upon any default in the payment of principal or interest, or upon the failure to issue any securities to which the holder is entitled upon conversion, the holder of this Note will be entitled to all costs of collection, including reasonable attorney’s fees.

This Note shall be deemed to be a contract made under the laws of the State of Nevada and for all purposes shall be construed in accordance with the laws of said State.

This Note supercedes the Note dated 4-1-10 in its entirety.

Dated: December 31, 2010

ADIT RESOURCES CORP.

                                                                                                                  By:

       Robert Wheatley, President

Tara TM Convertible Note with Adit 12-31-10